CAMBER ENERGY, INC. 8-K

Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) confirms the terms of Richard N. Azar, II’s (“Azar”, “you”, or “your”) separation from employment as the Chief Executive Officer of Camber Energy, Inc., a Nevada corporation (the “Company”).

You agree that effective as of 8:00 AM (Central Time) on May 25, 2018 (the “Separation Date”), your employment with the Company shall be considered mutually terminated by the parties. Along with such termination, all Company benefits to you (i.e., health insurance coverage, 401(k) plans and life insurance (if any)) will be terminated, provided that the Company will provide COBRA paperwork as required by law (if applicable).

As of the Separation Date, you will be paid all wages, salary, bonuses, commissions, expense reimbursements, and any other amounts that you are owed, if any, including, but not limited to $64,000 in accrued director’s fees approved by the Board of Directors on April 25, 2018. Such compensation shall be paid in addition to the Severance Payment provided for hereinafter and is not contingent upon your performance of any other provisions in this Agreement. You will also be paid what you are owed for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that you will have been given all time off to which you were entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act of 1993.

Although you are not otherwise entitled to receive any severance from the Company in connection with your voluntary separation from employment, subject to, and in consideration for, your providing the Company with an executed copy of this Agreement as provided herein, and not revoking this Agreement, and your compliance with all of the terms and conditions of this Agreement, all other agreements entered into by and between you and the Company, and all Company policies and procedures, the Company also will pay you (a) a lump sum severance payment equal to $150,000, payable in three installments of $50,000 each, on June 1, 2018, July 2, 2018 and August 1, 2018, and (b) warrants to purchase 1,000,000 shares of the Company’s common stock in the form of Exhibit A hereto (the “Warrants”), which will have an exercise price equal to the closing stock price of the Company’s common stock on the date this Agreement is agreed to by the parties, and the exercise of which Warrants will be subject to (i) approval by the NYSE American of the additional listing of the shares of common stock issuable upon exercise thereof, (ii) to the extent required by the rules of the NYSE American, the approval of the shareholders of the Company of the issuance of the shares of common stock issuable upon exercise thereof, and (iii) to the extent necessary, an increase in the number of authorized but unissued and unreserved shares of common stock of the Company (collectively, (i) through (iii) the “Exercise Prerequisites”), in each case less all applicable withholdings and required deductions (the “Severance Payment”). The Company agrees to use commercially reasonable efforts to satisfy the Exercise Prerequisites as promptly as is commercially reasonable.

The Severance Payment provisions set forth in this Agreement shall be referred to as the “Severance Benefits.” You agree that the Severance Benefits are something of value and that you are not already entitled to these additional benefits.

In addition to the Severance Benefits, the Company confirms and acknowledges that:

(a)	The Company is not prohibiting you from contacting the Company’s lender; IBC, regarding an acquisition by IBC of the Company’s assets, which are currently secured by security interests of IBC, notwithstanding that, as long as you remain a member of the Board of Directors of the Company you are required to continue to comply with your fiduciary duties to the Company; and

(b)	The Company will pay $7,500 per month, payable on the 1st business day of each month, for rent to you or your designee during the period the Company utilizes its current offices at 4040 Broadway, Suite 425, San Antonio, Texas, 78209, and such rental arrangement shall be considered on a month-to-month basis, provided that the Company may terminate such arrangement at any time with a minimum of thirty days’ notice. The Company shall not be required to maintain a deposit.

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You are solely responsible for any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of the Severance Benefits in the Agreement, and you hereby agree to hold the Company and its respective affiliates harmless from any and all liability relating to such obligations.

In exchange for providing you with the Severance Benefits, you agree to fully release the Company, and its respective current and former parent companies, subsidiaries, and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, employees, consultants, payroll processing agents, agents, affiliates and assigns (collectively, the “Released Parties”) from any claims you may have against them as of the date you sign this Agreement, whether such claims arise from common law, statute, regulation, or contract. This release includes but is not limited to rights and claims arising under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the Texas Payday Law, Texas Workers’ Compensation Act and Texas Workforce Innovation and Opportunity Act; (vi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (vii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like; (vii) any other federal, state, or local law prohibiting discrimination and/or harassment; and (viii) claims under the Texas Labor Code, the Texas Business Organizations Code, and all other laws and regulations relating to employment. By accepting the Severance Benefits, you have agreed to release the Released Parties from any liability arising out of your employment with and separation from the Company. This would include, among other things, claims alleging breach of contract, defamation, emotional distress, harassment, retaliation, or discrimination based on age, gender, race, religion, national origin, disability or any other status under local, state, or federal law. This release does not prevent you from pursuing any workers’ compensation benefits to which you may be entitled. Furthermore, nothing in this Agreement shall be construed to prevent you from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, you understand and agree that you are waiving any relief available (including, for example, monetary damages or reinstatement), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement and confirm that it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected. You agree that this Agreement is fairly and knowingly made.

The waiver and release contained in this Agreement does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

You represent, warrant and covenant to each of the Released Parties that at no time prior to or contemporaneous with your execution of this Agreement have you (i) knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company; or (ii) knowingly violated any state, federal, local or other law, including any securities laws or regulations. The Company acknowledges the existence of that certain lawsuit filed in the United States District Court for the Western District of Texas under Civil Action No. 5:17-cv-00962, styled Aaron Rubenstein v. Richard N. Azar, II (the “Rubenstein lawsuit”), complaining of an alleged violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Act”), 15 U.S.C. § 78p(b), which Azar has vigorously disputed and defended. The Company stipulates that this section shall not apply to the Rubenstein lawsuit.

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You agree that this Agreement does not alter any agreements or promises you made prior to or during your employment concerning intellectual property, confidentiality, non-solicitation, or non-competition.

You agree that you are the only person who is able to assert any right or claim arising out of your employment with or separation from the Company. You promise that you have not assigned, pledged or otherwise sold such rights or claims, nor have you relied on any promises other than those contained in this Agreement.

You agree that neither this Agreement nor payment or effectiveness of the Severance Benefits being offered to you for this Agreement is an admission by the Company of any liability or unlawful conduct of any kind. You agree that the Severance Benefits being offered in exchange for your release of claims and rights is sufficient. You agree to cooperate on behalf of the Company, as appropriate and lawful, in future legal actions relating to your employment with the Company.

You and the Company agree not to disparage each other or to do anything that portrays either you or the Company, or the Company’s, services, products or personnel in a negative light or that might injure you or the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about either you or the Company, as well as the Company’s shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure or organization, and marketing methods. This does not however prevent you or the Company from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission or any other government authority or self-regulatory agency (each an “Agency” and collectively, “Agencies”), prohibit you or the Company from discussing any such matters with any Agency, or prohibit any truthful affirmation or testimony in compliance to any request, subpoena, or inquiry by the government or regulatory agency.

You agree to keep confidential any and all non-public information about the business or finances of the Company, including, without limitation, all information about (or relating to) any products, services, technology, business plans, litigation, financial statements, projections, existing or proposed projects, suppliers, customers, merchant lists, pricing, purchase records, sale records, marketing, processes, equipment, facilities, data, methodologies or trade secrets, in whatever form (collectively “Information”, which Information shall encompass the Company’s Information and/or any Information of any Affiliate of the Company, subsidiary of the Company or party who has contracted with or proposed to contract with the Company, from whatever source shall be deemed confidential and shall be collectively referred to in this Agreement as “Confidential Information”. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (a) is independently developed by you otherwise than in connection with your employment; (b) becomes publicly available without violation of this Agreement or by any fault of you or any other party subject to confidentiality rights with the Company; (c) becomes lawfully available in the “public domain” from a third party; (d) is approved for disclosure by written authorization of the Company; or (e) which you are compelled to disclose pursuant to applicable law or court order, provided that you give the Company prompt notification of such requested disclosure.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, unincorporated organization or business organization. An “Affiliate” of a specified Person means any other Person that (at the time when the determination is made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

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You further agree that you will not at any time (i) use any Confidential Information for any other purpose other than as agreed to by the Company in writing, or (ii) discuss, disclose or otherwise transfer any Confidential Information to any Person. The requirements of this paragraph shall survive the termination of this Agreement.

You agree that, if you violate the terms of this Agreement, you will reimburse the Released Parties for any reasonable and necessary attorneys’ fees, costs, or other damages arising from your breach of the Agreement, unless you are challenging your waiver of claims under the Age Discrimination in Employment Act. You agree that, if any portion of this Agreement is found to be unenforceable, the remainder of the Agreement will remain enforceable.

Before signing this Agreement, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the Age Discrimination in Employment Act. You are also encouraged to consult an attorney about the contents and meaning of this Agreement.

You shall have up to twenty-one (21) days from the date of your receipt of this Agreement, which receipt occurred on May 24, 2018, to consider the terms and conditions of this Agreement (the “Review Period”). You may accept this Agreement at any time within the Review Period by executing it and returning it to Camber Energy, Inc., Attn: Bob Schleizer, Chief Financial Officer, c/o BlackBriar Advisors LLC, 3131 McKinney Ave., Suite 600, Dallas, TX 75204, or via email at bschleizer@blackbriaradvisors.com, no later than 5:00 p.m. (Central) on the twenty-first (21st) day after your receipt of this Agreement. Thereafter, you will have seven (7) days to revoke this Agreement (the “Revocation Period”) by stating your desire to do so in writing to Bob Schleizer at the address listed above, no later than 5:00 p.m. (Central) on the seventh (7th) day following the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day following your signing and acceptance of this Agreement (the “Effective Date”), provided you do not revoke the Agreement during the Revocation Period. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the consideration provided above shall automatically be deemed null and void and any Severance Benefits offered or provided hereunder shall be immediately withdrawn and be deemed null, void and terminated. Furthermore, you shall immediately return any Severance Benefits paid by the Company prior to such revocation.

By signing this Agreement, you also agree, following the Separation Date, to cooperate fully with the Company upon request in all matters relating to the completion of your pending work on behalf of the Company and in connection with the orderly transition of such work to such other employees as the Company may designate. You further agree that following the Separation Date you will cooperate fully with the Company upon request as to any and all claims, controversies, disputes, or complaints of which you have any knowledge or that may relate to you or your employment with the Company, unless you are an adverse party. The Company will reimburse you for any reasonable out-of-pocket expenses incurred pursuant to your duties under this Paragraph, after the Separation Date, which are pre-approved in writing by the Company. Such cooperation includes but is not limited to providing the Company with all information known to you related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

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If this Agreement fully and accurately describes the complete agreement concerning your separation of employment and your agreement to release the Released Parties for any acts occurring prior to the date you sign this Agreement (and supersedes all previous oral or written communications, representations or agreements), please confirm this agreement by signing and dating this Agreement. By signing this Agreement, you agree that your waiver of rights and claims is knowing and voluntary. You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this Agreement and that you have accepted those benefits and waived those rights and claims of your own free will.

This Agreement shall be governed exclusively by and construed exclusively in accordance with the laws of the state of Texas, without giving effect to the conflict of law principles of state of Texas. In the event of a dispute arising out of or related to this Agreement, the parties agree that venue lies in a court of competent jurisdiction in Bexar County, Texas.

In the event of a dispute between the parties arising out of or related to this Agreement, the parties shall submit the dispute to mediation, which shall occur within thirty (30) days unless otherwise agreed by the parties. If the matter is not resolved at mediation, the matter may be submitted for arbitration by the American Arbitration Association or such other arbiter as the parties may agree upon. In the event of an arbitration, the matter shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures contained therein, promulgated on October 1, 2013. The prevailing party(ies) shall be entitled to recover their reasonable and necessary attorney’s fees and costs as the arbitrator shall determine.

This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, offspring, spouse and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns.

Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement.

You further agree that if you disavow or challenge in court this Agreement, and if this Agreement is deemed unenforceable by a court of competent jurisdiction as the result of your actions, all Severance Benefits offered to you or provided to you hereunder shall be withdrawn and be deemed null, void and terminated immediately upon the entry of the final court order.

This Agreement sets forth the entire Agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral between the parties hereto pertaining to your separation from employment with the Company.

This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

This Agreement may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

This Separation and Release Agreement was given to Richard N. Azar II on May 25, 2018. You will have until June 15, 2018 to sign and deliver this Separation and Release Agreement.

ACCEPTED AND AGREED TO:

/s/ Richard N. Azar II	Date _5-25-2018________

Richard N. Azar II

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CAMBER ENERGY, INC.

/s/ Bob Schleizer	Date __5/25/2018______
Bob Schleizer
Chief Executive Officer

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